August 26, 2013

Alain Castro

512 N. McClurg Ct. Ste 1707

Chicago, IL 60611

Re: Reformation of Stock Options

Dear Alain:

This message provides confirmation that, on August 23, 2013, our Board of Directors unanimously (with you voting in favor and not recusing yourself) approved that the option grant made to you on July 3, 2013 be reformed by substituting a higher exercise price based on the closing price on July 3, 2013 ($1.00), which represents the fair market value of the Corporation’s common stock determined as of such date.

Should you have any questions, please feel free to be in touch.

Yours sincerely,

/s/ Michael Levin

Michael Levin

Corporate Secretary

Ener-Core, Inc.

Acknowledged and agreed,

Alain Castro	Date